Exhibit 99.2
DENBURY RESOURCES INC.
P R E S S   R E L E A S E

Production Update Regarding Hurricanes Gustav and Ike

News Release
Released at 7:30 a.m. CDT

       DALLAS – September 25, 2008 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that almost all production has returned to normal following Hurricanes Gustav and Ike. While there was minimal physical damage to Company facilities and properties as a result of the two hurricanes, the Company did shut-in and defer some production as a result of each of the storms. The Company estimates that approximately 1% of the Company’s production remains shut-in pending repairs and restoration of electrical service.
     During Hurricane Gustav, the Company temporarily lost electrical power at most of its Phase I tertiary oil floods in Southwest Mississippi and as a result of Hurricane Ike, over half of the Company’s Barnett Shale production was temporarily shut-in as refineries on the Gulf Coast were unable to accept natural gas liquids production from the Barnett. The Company estimates that the total tertiary deferred oil production as a result of the two hurricanes is between 45,000 and 55,000 Bbls (approximately 543 Bbls/d for third quarter estimated daily production using the mid-point of the estimate) and that the total deferred Company production will total between 110,000 and 120,000 BOEs (approximately 1,250 BOE/d for third quarter estimated daily production using the mid-point of the estimate).
     As a result of these temporary reductions in production, the Company preliminarily estimates that its 2008 third quarter total Company production will be between 45,500 and 46,500 BOE/d and that its tertiary oil production for the third quarter will be between 19,250 and 20,000 Bbls/d.
      Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Barnett Shale play near Fort Worth, Texas, onshore Louisiana and Alabama, and properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through tertiary recovery operations, combined with a combination of exploitation, drilling and proven engineering extraction practices.
          This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including forecasted production levels relating to the Company’s tertiary operations and overall production and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the

Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
DENBURY RESOURCES INC.
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com